Exhibit 10.6

LEASE

Landlord:	Hayward Point Eden I Limited Partnership

Tenant:	Acologix, Inc.

Date:	July 12, 2004

LEASE

THIS LEASE is made and entered into as of the 12th day of July, 2004, by and between Hayward Point Eden I Limited Partnership, a Delaware limited partnership (“Landlord”) and Acologix, Inc., a Delaware corporation (“Tenant”).

THE PARTIES AGREE AS FOLLOWS:

1.	PREMISES

1.1 Premises.

Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the “Premises”) designated in Exhibit A attached hereto and incorporated herein by this reference, consisting of approximately 17,132 square feet of space located within Building D (the “Building”) in the Britannia Point Eden Business Park (the “Center”) in the City of Hayward, County of Alameda, State of California, commonly known as 3960 Point Eden Way, and located on the real property (the “Property”) described in Exhibit B attached hereto and incorporated herein by this reference, together with the nonexclusive right to use any common areas designated from time to time in any Declaration of Covenants, Conditions and Restrictions or similar document affecting the Center. The Premises are divided into two areas, the Phase I Premises and the Phase II Premises. The Phase I Premises consist of approximately 14,144 square feet of space, and are designated in Exhibit A. The Phase II Premises consist of approximately 2,988 square feet of space, and are designated in Exhibit A.

1.2 Landlord’s Reserved Rights. Landlord reserves the right from time to time to (i) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls or leading through the Premises in locations which will not materially interfere with Tenant’s use thereof, (ii) relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are so located or located elsewhere outside the Premises, (iii) make alterations or additions to the Building, (iv) construct, alter or add to other buildings or improvements on the Property, (v) build adjoining to the Property, and (vi) lease any part of the Property for the construction of improvements or buildings. Landlord may modify or enlarge the common area, alter or relocate accesses to the Premises, or alter or relocate any common facility. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to materially impair Tenant’s ability to conduct its activities in the normal manner or materially increase the obligations or materially decrease rights of Tenant under this Lease; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.

2.	TERM

2.1 Term. The term of this Lease with respect to the Phase I Premises shall commence on the later to occur of (a) the date which is five (5) days after the date Landlord notifies Tenant that Landlord’s work in the Phase I Premises pursuant to Section 2.4 and

Exhibit C is substantially complete and Landlord has delivered possession of the Phase I Premises to Tenant with such Landlord’s work completed or (b) November 1, 2004 (the “Commencement Date,”) and shall end on the day immediately preceding the date seven (7) years thereafter, unless sooner terminated as hereinafter provided. The term of this Lease with respect to the Phase II Premises shall commence on the later to occur of (a) the date which is five (5) days after the date Landlord notifies Tenant that Landlord’s work in the Phase II Premises pursuant to Section 2.4 and Exhibit C is substantially complete and Landlord has delivered possession of the Phase II Premises to Tenant with such Landlord’s work completed or (b) the date that falls twelve months after the Commencement Date (the “Phase II Premises Commencement Date”) and shall end on the day immediately preceding the date seven (7) years after the Commencement Date, unless sooner terminated as hereinafter provided. The Commencement Date is expected to occur on or about December 1, 2004. The Phase II Commencement Date is expected to occur on or about December 1, 2005. Notwithstanding anything to the contrary in this Section 2.1, if the Commencement Date has not occurred by April 1, 2005, then Tenant may terminate this Lease by written notice to Landlord, provided, however, that if the Commencement Date has been delayed for force majeure events such as fires, acts of war, earthquakes, labor unrest (a “force majeure delay”), then the April 1, 2005 date described in this sentence shall be extended by the time period or periods of the force majeure delay, which may not exceed 120 days; in addition, the April 1, 2005 date shall be extended for all delays caused by Tenant.

2.2 Early Possession. If Landlord permits Tenant to occupy, use or take possession of the Phase I Premises prior to the Commencement Date or the Phase II Premises prior to the Phase II Premises Commencement Date, both determined under Section 2.1, such occupancy, use or possession shall be subject to and upon all of the terms and conditions of this Lease, including the obligation to pay rent and other charges, unless Landlord and Tenant agree otherwise; provided, however, that such early possession shall not advance or otherwise affect the Commencement Date or termination date determined under Section 2.1. Landlord shall permit Tenant to take early possession solely for the purpose of installing fixtures and equipment and other similar work preparatory to the commencement of business in the Premises, and Tenant shall not be required to pay rent or Operating Expenses by reason of such possession until the Commencement Date otherwise occurs, provided that Tenant shall not interfere with or delay Landlord’s contractors by such early possession and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys’ fees, arising out of or in connection with Tenant’s early entry upon the Premises hereunder.

2.3 Delay In Possession. Landlord agrees to use its best reasonable efforts to complete promptly the work described in Section 2.4 and Exhibit C; provided, however, Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder.

2.4 Construction. The obligation of Landlord to perform work to improve the Premises for occupancy is set forth in Exhibit C attached hereto and incorporated herein by this reference (the “Tenant Improvements”). Except as set forth in Exhibit C and this Section 2.4, Landlord shall have no responsibilities or obligations with respect to preparation of the Premises for Tenant’s occupancy. Except as set forth in this Section 2.4, acceptance by Tenant of possession of the Premises after performance of such work, if any, by Landlord shall constitute acceptance by Tenant of such work in its then completed condition and Landlord shall have no further responsibility of any kind or character for improvement of the Premises or in connection with such work; provided, however, that (a) within thirty (30) days after the Commencement Date, Tenant may furnish to Landlord a “punch list” identifying any items or matters in the Phase I Premises, which are not constructed in accordance with this Lease and the plans and specifications approved under Exhibit C hereto and Landlord shall promptly and diligently correct all such matters at its sole cost and expense and (b) within thirty (30) days after the Phase II Premises Commencement Date, Tenant may furnish to Landlord a “punch list” identifying any items or matters in the Phase II Premises, which are not constructed in accordance with this Lease and the plans and specifications approved under Exhibit C hereto and Landlord shall promptly and diligently correct all such matters at its sole cost and expense.

Effective upon delivery of the Phase I Premises and the Phase II Premises, respectively, to Tenant, Landlord warrants that (a) the construction of the Tenant Improvements in such area of the Premises was performed in accordance with all applicable governmental codes, laws and regulations in force at the time such work was completed, in accordance with the final plans and specifications developed in accordance with Exhibit C, and in a good and workman-like manner, (b) all material and equipment installed therein conformed to the final plans and specifications and was new and otherwise of good quality, (c) the electrical, plumbing, HVAC, mechanical and other systems servicing such area of the Premises are in working order and in good condition, and (d) the roof is in good condition and water tight. Notwithstanding anything to the contrary herein, (i) Tenant’s acceptance of the applicable Premises shall not be deemed a waiver of Tenant’s right to have latent defects in the applicable Premises repaired at no cost to Tenant and (ii) Tenant shall give written notice to Landlord whenever any latent defect that Landlord is obligated to repair becomes reasonably apparent, and Landlord shall repair such defect as soon as practicable.

2.5 Acknowledgement Of Lease Commencement. Upon commencement of the term of this Lease, Landlord and Tenant shall execute a written acknowledgement of the Commencement Date, date of termination, square footage of the applicable portion of the Premises and related matters, substantially in the form attached hereto as Exhibit D (with appropriate insertions), which acknowledgement shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of one or both parties to execute such a written acknowledgement shall not affect the determination of the Commencement Date, date of termination, square footage of the Premises and related matters in accordance with the provisions of this Lease.

2.6 Holding Over. If Tenant holds possession of the Premises after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises (except with Landlord’s prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

2.7 Option To Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(d) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to one additional period of three (3) years, commencing upon expiration of the initial term hereof. Exercise of such option shall be by written notice to Landlord at least six (6) months and not more than twelve (12) months prior to the expiration of the initial term hereof. If on the date of such notice or on the date any extended term is to commence, Tenant is either (a) in default of a payment obligation (a “payment default”) or (b) in default of any other obligation and the cure period for such nonpayment default has lapsed then the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises the extension option under this Section, then all references in this Lease (other than in this Section 2.7) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. Except as expressly set forth in this Section 2.7, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3.	RENTAL

3.1 Minimum Rental.

(a) Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month:

Months	Minimum Rental
1-12	$30,395.46
13-24	$37,921.17
25-36	$39,058.81
37-48	$40,230.57
49-60	$41,437.49
61-72	$42,680.61
73-84	$43,961.03

Notwithstanding the foregoing minimum rental schedule, if the Phase II Commencement Date occurs after the twelve month anniversary of the Commencement Date, then the minimum rental shall be reduced for the period from the twelve month anniversary of the Commencement Date through the Phase II Commencement Date by $6,613.85; that reduction will be increased by 3% every twelve months until the Phase II Premises Commencement Date occurs.

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) The minimum rental amounts specified in this Section 3.1 are agreed on amounts and are not subject to adjustment if the actual area of the Premises, when completed, is greater or less than the estimated area of the Premises.

(c) If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.7 hereof, the minimum rental during the extended term shall be equal to ninety-five percent (95%) of the fair market rental value of the Premises (as theretofore improved under Section 2.4 and Exhibit C and taking into consideration that there will be no free rent, tenant improvement allowances or other similar concessions), including any cost-of-living adjustments or other rental increase provisions then customary in the relevant market for comparable commercial leases, determined as of the commencement of such extended term in accordance with this paragraph. Upon Landlord’s receipt of a proper notice of Tenant’s exercise of its option to extend the term of this Lease, or, if Tenant notifies Landlord of Tenant’s exercise of the option more than 240 days before the expiration of the initial term, beginning on the date which is 240 days before the expiration of the initial term, the parties shall have sixty (60) days in which to agree on the Fair Market Rental (including any applicable rental increase provisions) for the Premises (as theretofore improved under Section 2.4 and Exhibit C) at the commencement of the extended term for the uses permitted hereunder. If the parties agree on such Fair Market Rental and rental increase provisions (if any), they shall execute an amendment to this Lease stating the amount of the applicable minimum monthly rental and any applicable rental increase provisions. If the parties are unable to agree on the Fair Market Rental (including any applicable rental increase provisions) within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar commercial properties in the city or county in which the Property is located or neighboring areas, to appraise and set the Fair Market Rental and any applicable rental increase provisions for the Premises at the commencement of the extended term. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a Fair Market Rental (and any appropriate rental increase provisions) within thirty (30) days after the appointment of the second, they shall appoint a third qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the Superior Court for the county in which the Property is located for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the fair market rental and any applicable rental increase provisions for the extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, (i) the three appraised fair market rentals shall be added together and divided by three and the resulting quotient shall be the Fair Market Rental for the extended term, and (ii) the applicable rental increase provision shall be equal to the mathematical average (or the nearest reasonable approximation thereto) of the two rental increase provisions that are most closely comparable, which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease.

3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to ten percent (10%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4.	TAXES

4.1 Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of all alterations and additions and all other items installed or paid for by Tenant under this Lease, and the personal property, trade fixtures and other property placed by Tenant in or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord immediately upon presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

4.2 Real Property. To the extent the real property taxes and assessments on the Premises are assessed separately from the remainder of the Property, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. To the extent the Premises are taxed or assessed as part of the Property, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

5.	OPERATING EXPENSES

5.1 Payment Of Operating Expenses,

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to five and eighty-three hundredths percent (5.83%) (“Tenant’s Operating Cost Share”‘) of the Operating Expenses defined in Section 5.2, provided, however, that from the Commencement Date through the Phase II Premises Commencement Date, Tenant’s Operating Cost Share shall be four and eighty-two hundredths percent (4.82%) of the Operating Expenses.

(b) Tenant’s Operating Cost Share as specified in paragraph (a) of this Section is based upon an estimated area of 14,144 square feet for the Phase I Premises 2,988 square feet for the Phase II Premises, for a total area of 17,132 square feet for the Premises and upon an aggregate area of 293,722 square feet for the buildings owned by Landlord on the Property. If the actual area of the Premises (when completed) or of the buildings owned by Landlord on the Property, as determined in good faith by Landlord’s architect on a basis consistent with that used in measuring other leased premises within the Center, differs from the assumed numbers set forth above, then Tenant’s Operating Cost Share shall be adjusted to reflect the actual areas so determined.

(c) If Landlord constructs additional buildings on the Property (or on any adjacent property owned by Landlord and operated, for common area purposes, on an integrated basis with the Property) from time to time, Tenant’s Operating Cost Share shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Premises as they then exist by the gross square footage of all buildings located on portions of the Property owned by Landlord (or on any applicable adjacent property owned by Landlord as described above), all measured on a consistent basis. In determining said percentage, a building shall be taken into account (and expenses with respect to such building) from and after the date on which a tenant first enters into possession of the building or a portion thereof, and the good faith determination of the gross square footage of any such building by Landlord’s architects shall be final and binding upon the parties.

5.2 Definition Of Operating Expenses. Subject to the exclusions and provisions hereinafter contained, the term “Operating Expenses” shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Building and the Property (or on any applicable adjacent property owned by Landlord as described above), including, without limitation, costs and expenses of (i) insurance, property management, landscaping and operations, repairs and maintenance of buildings and common areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Property; (v) capital improvements to the Property or the Building, amortized over a reasonable period determined in accordance with generally accepted accounting principles, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority either not in effect or not applicable to the Premises as of the Commencement Date or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Property or Building, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Property (or any applicable adjacent property owned by Landlord as described above). Operating Expenses shall not include any costs attributable to increasing the size of or otherwise expanding the Building or the cost of the work for which Landlord is required to pay under Section 2.4 or Exhibit C. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis. Notwithstanding anything to the contrary contained in this Section 5.2, Operating Expenses shall not include costs or expenses incurred by or allocable to Landlord in connection with any of the following: (A)

repairs, improvements or replacements occasioned by fire or other casualty (including deductibles under earthquake or other property insurance) or by the exercise of the power of eminent domain (all of which repairs, improvements or replacements, if any, shall be governed by the provisions of Article 13 hereof); (B) correction of any construction defect in the Premises, the Building or the Center; (C) the removal or remediation of any Hazardous Material (as defined in Section 9.6(a) hereof) present on the Property or in the Center as of the Commencement Date or released on the Property or in the Center after the Commencement Date through the act or omission of Landlord or its employees or agents or any other third party, except to the extent the release of such Hazardous Material on the Property or in the Center is attributable to any act or omission of Tenant or its agents, employees, suppliers or licensees; (D) expense reserves; (E) repairs, replacements or improvements which are required to be capitalized under generally accepted accounting principles, except for amounts arising from the annual amortization of the cost of such repairs, replacements or improvements over the reasonable useful life thereof; (F) assessments in excess of the amount which would be allocable to any specified period if such assessments were paid in installments over the period over which such assessments are customarily paid by prudent commercial property owners and managers; (G) the negotiation, breach or alleged breach of any other leases affecting the Center or any portion thereof; (H) the construction of tenant improvements for any other tenants of the Building or the Center; (I) interest, charges and fees incurred or debt, except debt incurred with respect to capital improvements described in clause (v) above; (J) any tax or assessment attributable to Landlord’s income (other than gross receipts or payroll taxes) inheritance, gift, transfer or estate taxes; (K) costs to comply with any covenant, condition, underwriter’s requirement or law applicable to the Premises or the Center on the Commencement Date with which Landlord is not complying on the Commencement Date; and (L) property management fees to the extent such fees exceed four percent of the base rent hereunder plus Operating Expenses for the Property.

5.3 Determination Of Operating Expenses. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease (“Lease Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Commencement Date, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

5.4 Final Accounting For Lease Year. Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord’s books and records, which statement shall be final and binding on Landlord and Tenant. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such calendar year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages. Notwithstanding the foregoing, Tenant may inspect backup documentation of Landlord for purposes of verifying the information contained in Landlord’s statement of Operating Expenses.

5.5 Proration. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Tenant’s Operating Cost Share payable by Tenant applicable to such first and last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

6.	UTILITIES

6.1 Payment. Commencing with the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Premises, including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any of such services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 5.

6.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause.

7.	ALTERATIONS

7.1 Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations costing less than Ten Thousand Dollars ($10,000.00) in each instance (“Permitted Alterations”), without the prior written consent of Landlord. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner and in compliance with plans and specifications approved in writing by Landlord (except that Landlord’s approval is not required for Permitted Alterations) and all applicable laws, ordinances, rules and regulations. In connection with any alterations, additions or improvements (including, but not limited to, any construction or installation of furnishings, fixtures or equipment) constructed or installed by Tenant and costing in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate during any twelve (12) month period, Tenant shall engage only union contractors for such work and shall require all such contractors engaged by Tenant, and all of their subcontractors, to use only union labor on or in connection with such work.

7.2 Title To Alterations. All alterations, additions and improvements installed in, on or about the Premises shall be part of the Building and the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, trade fixtures, equipment or furniture. In no event shall Tenant be required to remove the Tenant Improvements.

7.3 Tenant Fixtures. Notwithstanding the provisions of Sections 7.1 and 7.2, Tenant may install, remove and reinstall equipment and trade fixtures without Landlord’s prior written consent, except that any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Building shall require Landlord’s written approval. Subject to Section 17.20, the foregoing sentence shall apply to Tenant’s signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace solely with Landlord’s prior written consent as to location, size and composition. Tenant shall immediately repair any damage caused by installation and removal of fixtures and equipment under this Section 7.3.

7.4 No Liens. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

8.	MAINTENANCE AND REPAIRS

8.1 Landlord’s Work. Landlord shall repair and maintain or cause to be repaired and maintained those portions of the Building outside of the Premises, the common areas of the

Property, and the roof, exterior walls and other structural portions of the Building, items that are properly categorized as capital expenses and the Building systems (excluding the HVAC and related mechanical systems serving the Premises exclusively). The cost of all work performed by Landlord under this Section 8.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord or any other tenant of the Building, (ii) is a service to a specific tenant or tenants, other than Tenant, to the extent that Landlord has received or has the right to receive full reimbursement, (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, or (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

8.2 Tenant’s Obligation For Maintenance.

(a) Good Order. Condition And Repair. Subject to Tenant’s rights with respect to latent defects under Section 2.4, by accepting possession of the Premises, Tenant acknowledges that the Premises are in good and sanitary order, condition and repair. Except as provided in Section 8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, the face of the ceiling over Tenant’s floor space, HVAC equipment and related mechanical systems serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or reasonably approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required. If the HVAC system serving the Premises exclusively is under warranty, Landlord will assign the warranty to Tenant.

(b) Landlord’s Remedy. If Tenant, after notice from Landlord and expiration of the applicable cure period , fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

(c) Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear, damage from earthquakes, and casualties that standard all-risk property insurance insures against, and Condemnation and Hazardous Materials that are not attributable in any way to Tenant excepted, first, however, removing all goods and effects of Tenant and any and all fixtures and items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease, and repairing any damage caused by such removal. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

9.	USE OF PREMISES

9.1 Permitted Use. Tenant shall use the Premises solely for laboratory, research and development facility and related uses, and for no other purpose.

9.2 [Reserved.].

9.3 No Nuisance. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any offensive, noisy or dangerous trade, business, manufacture,

occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in the Building or the Property, nor commit or allow to be committed any waste in, on or about the Premises, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements and any other available endorsement, provided that Tenant must reimburse Landlord for any endorsement that Landlord procures specifically to insure against risks arising from Tenant’s activities.

9.4 Compliance With Laws. Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Premises, or any order or regulation of any public authority because of Tenant’s particular use of the Premises. Tenant shall procure all licenses and permits required for use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in or other particular use of the Premises shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within thirty (30) days after demand by Landlord, an amount equal to all costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

9.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Premises or the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

9.6 Environmental Matters. Without limiting the generality of Tenant’s obligations set forth in Section 9.4 of this Lease:

(a) Tenant shall not cause or permit any hazardous or toxic substance or hazardous waste (as defined in any federal, state or local law, ordinance or regulation applicable to such substances or wastes) (“Hazardous Materials”) to be brought upon, kept, stored or used on or about the Property by Tenant, its agents, employees, suppliers, customers or invitees without the prior written consent of Landlord, which may not be unreasonably withheld or delayed, provided, however, that Tenant may, on an emergency basis, with notice to Landlord but without Landlord’s prior consent, bring, keep, use or store Hazardous Materials on the Property, provided further that (a) Tenant may bring, keep, use or store such Hazardous Materials only for two days if Landlord does not consent to such Hazardous Materials and (b) the quantity and general type of such Hazardous Materials must be consistent with Hazardous Materials for which Tenant has previously obtained Landlord’s consent.

(b) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of hazardous or toxic substances or wastes in the course of or in connection with the conduct of Tenant’s business on the Property, and shall provide Landlord with copies of any and all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with Tenant’s use of the Property.

(c) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) any failure by Tenant to comply with any provisions of subparagraph (a) or (b) above, or (ii) any receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous or toxic substances or wastes on or about the Property by Tenant or any agent, employee, supplier or licensee of Tenant and in connection with Tenant’s use or occupancy of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant.

(d) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous or toxic substances or wastes present on the Property as of the Commencement Date (except to the extent their presence is the result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant), and/or (ii) any unauthorized release into the environment of hazardous or toxic substances or wastes to the extent they result from the negligence of or willful misconduct or omission by Landlord or its agents or employees. To Landlord’s actual knowledge, (a) no Hazardous Material is present on the Property or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Property, and (c) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Material or pursuant to any environmental law.

(e) The provisions of this Section 9.6 shall survive the termination of this Lease.

10.	INSURANCE AND INDEMNITY

10.1 Liability Insurance. Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, comprehensive public liability and property damage insurance to protect against any liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and (ii) Five Hundred Thousand Dollars ($500,000.00) for property damage or a combined single limit of Bodily Injury and property damage insurance of not less than Five Million Dollars ($5,000,000.00). Such insurance shall name Landlord and its general partners and its property manager as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

10.2 Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, non-renewal or reduction of coverage.

10.3 Workers’ Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance covering all of Tenant’s employees working on the Premises to the extent required by applicable law. Tenant shall maintain in full force and effect during the term of this Lease employer’s liability insurance with limits of no less than $500,000.00 each accident, $500,000.00 each employee for disease, and $500,000.00 policy aggregate for disease.

10.4 Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (i) damage to property, (ii) damage to the Premises or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iii) hereof are covered, and only to the extent of such coverage, by casualty insurance actually carried or required to be carried hereunder by either Landlord or Tenant or that would normally be covered by all-risk property insurance. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any casualty insurance carrier. Each party shall procure a clause or endorsement on any casualty insurance policy required under this Article 10 denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant under this Article 10 shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waivers contained in this paragraph.

10.5 Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner which increases the existing rate of any insurance on the Premises carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

10.6 Indemnification.

(a) Tenant shall indemnify, defend and hold Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Premises by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Premises, or for injuries to Tenant, its agents or third persons in or upon the Premises, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Premises.

(b) Notwithstanding anything to the contrary in Section 10.6(a), Landlord shall not be released from or indemnified against, and Landlord shall indemnify, defend and hold Tenant, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise by reason of any negligence or willful misconduct or omission by Landlord, its agents or employees.

10.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

11.	SUBLEASE AND ASSIGNMENT

11.1 Assignment And Sublease Of Premises. Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment solely on the ground that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of the balance of the Building or Property. Notwithstanding anything above in this Section 11.1, (a) a transfer of Tenant’s interest in this Lease that occurs as a result of a merger, consolidation, nonbankruptcy reorganization or (b) the transfer by Tenant of its interest in this Lease to a purchaser of substantially all the assets of Tenant, provided that the transaction described in the foregoing clauses (a) and (b) is not consummated primarily to transfer this Lease, shall not be considered an assignment of this Lease if the net worth of Tenant’s successor-in-interest to this Lease on the date of the transfer is no less than Tenant’s net worth the day before the transfer; provided however, that if Tenant does not notify Landlord in writing of the proposed transfer at least ten (10) days before the transfer is to occur, the transfer shall be deemed to be an assignment of this Lease. Notwithstanding anything above in this Section 11.1, a sublease or assignment of this Lease to an entity that owns more than fifty-one percent (51%) of the outstanding equity securities of Tenant or that is a wholly-owned subsidiary of Tenant shall not be considered a sublease or assignment for purposes of this Section 11.1 provided that Tenant notifies Landlord in writing of the proposed sublease or assignment at least ten (10) days before the transfer is to occur.

11.2 Rights Of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that Tenant shall have the right to collect such rent until the occurrence of a default which has not been cured in the applicable cure period.

(b) Upon any assignment of Tenant’s interest in this Lease, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half ( 1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, amortized over the remaining term of this Lease, and (ii) any reasonable real estate commissions and/or reasonable attorneys’ fees incurred by Tenant in connection with such assignment.

(c) Upon any sublease of all or any portion of the Premises, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half ( 1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental and Operating Cost Share due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the entire Premises for the applicable period under this Lease) to reflect the size of the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease,

(iii) any reasonable real estate commissions and/or reasonable attorneys’ fees incurred by Tenant in connection with such sublease, amortized over the term of such sublease, and (iv) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises not for the specific benefit of the sublessee, amortized over the term of this Lease.

12.	RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1 Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants, and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Premises, the Building or the Property, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby and shall comply with Tenant’s reasonable security, safety, laboratory and operational procedures.

12.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder within applicable notice and cure periods and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13.	CASUALTY AND TAKING

13.1 Termination Or Reconstruction. If during the term of this Lease the entire Premises or entire Building, or any substantial part of either, (i) is damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, (ii) is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (iii) receives irreparable damage by reason of anything lawfully done under color of public or other authority, this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within sixty (60) days after the damage or taking has occurred. If Landlord does not elect to terminate this Lease as hereinabove provided, Landlord shall repair any such damage and restore the Premises (to the extent of Landlord’s work therein under Section 2.4 and Exhibit C) and the Building as nearly as reasonably possible to the condition existing before the damage or taking. Notwithstanding the foregoing paragraph, if the Premises are damaged by any peril and Landlord does not terminate this Lease, then Tenant shall have the option to terminate this Lease if the Premises cannot be, or are not in fact, fully restored by Landlord to their prior condition within two hundred forty (240) days after the damage.

13.2 Tenant’s Rights. If any portion of the Premises is so taken by condemnation, Tenant may elect to terminate this Lease if the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of taking if the date of taking falls on any date before the date of termination designated by Tenant.

13.3 Lease To Remain In Effect. If neither Landlord nor Tenant terminates this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that minimum monthly rental and Tenant’s Operating Cost Share shall abate to the extent Tenant’s use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a casualty or taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

13.4 Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, Building, Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant’s moving expenses, trade fixtures, equipment and any leasehold improvements in the Premises, the cost of which was borne by Tenant, but only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease. Tenant covenants to deliver such further assignments of the foregoing as Landlord may from time to time request.

13.5 Restoration Of Fixtures. If Landlord repairs or causes repair of the Premises after such damage or taking, Tenant at its sole expense shall repair and replace promptly all fixtures, equipment and other property of Tenant located at, in or upon the Premises and all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease that were damaged or taken, so as to restore the same to a condition substantially equal to that which existed immediately prior to the damage or taking. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the prior written approval of Landlord. In its review of Tenant’s plans and specifications, Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Building.

14.	DEFAULT

14.1 Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) Abandonment. Abandonment of the Premises. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seg., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure, or, if it is not possible to cure such default within thirty (30) days, failure to commence cure within said thirty (30) day period and thereafter to proceed diligently to complete cure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seg., as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or

(i) Subordination. Failure to execute and deliver a document requested of Tenant under Section 15.1 within ten (10) business days after the request for such document from Landlord.

14.2 Remedies Upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv)

any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

14.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

15.	SUBORDINATION, ATTORNMENT AND SALE

15.1 Subordination To Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or both, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Notwithstanding the foregoing, (i) Landlord shall use its best efforts to obtain before the Commencement Date from Northwest Mutual Life Insurance Company an executed Non-Disturbance and Attornment Agreement in favor of Tenant substantially the form attached hereto as Exhibit E (Landlord acknowledges that Tenant may require commercially reasonable revisions to such form and Landlord will make reasonable efforts to assist Tenant in obtaining such revisions); and (ii) the subordination of this Lease to a ground lease or instrument of security shall be conditioned on Tenant’s receipt from any such ground lessors or lenders a written agreement providing for recognition of Tenant’s interests under this Lease in the event of a foreclosure of the Lender’s security interest or termination of the ground lease provided at the time of such foreclosure or termination Tenant is not in default (beyond the applicable cure period) under this Lease.

15.2 Sale Of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and Property and the written assumption of this Lease in writing by such transferee, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

15.3 Estoppel Certificates. Tenant shall at any time and from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that Landlord is not in default in the performance of any of its obligations under this Lease, that Tenant has given no notice of default to Landlord and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if Tenant alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by Landlord or any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property or Premises, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to Tenant for execution.

15.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions affecting the Property from time to time, provided that the terms of such declarations are reasonable and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Property, and (b) to the Declaration of Covenants, Conditions and Restrictions dated June 20, 1979 and recorded on July 5, 1979 as Instrument No. 79-130777, Alameda County Records, as amended from time to time (the “Master Declaration”), the provisions of which Master Declaration are an integral part of this Lease. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

16.	SECURITY

16.1 Deposit.

(a) Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of Two Hundred Fifty-Seven Thousand Seven Hundred Fifty-One and 90/100 Dollars ($257,751.90), which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults beyond applicable notice and cure periods with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. The Security Deposit, or any balance thereof not applied or retained under this Section 16.1, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Premises. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

(b) Notwithstanding the foregoing, the Security Deposit shall be reduced by $42,958.65 on each of the second, third, fourth and fifth anniversaries of the Commencement Date. Following the reduction on the fifth anniversary of the Commencement Date and for the remainder of the term of this Lease, as it may be extended, the Security Deposit shall be the greater of $85,917.30 or two months minimum rental for the last two months of the then current term.

17.	MISCELLANEOUS

17.1 Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

To Tenant:	(until Commencement Date)

Acologix, Inc.
6121 Hollis Street
Emeryville, CA 94608
Attn: Amy Pfeiffer

(after Commencement Date)

Acologix, Inc.
3960 Point Eden Way
Hayward, CA 94945
Attn: Manager of Administration

To Landlord:	Hayward Point Eden I Limited Partnership
c/o Britannia Management Services
1939 Harrison Street, Suite 715
Park Plaza Building
Oakland, CA 94612
Attn: _____________________

with copy to:	Folger Levin & Kahn LLP
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn: Adam Sachs

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord’s address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

17.2 Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, said liability terminating upon termination of such ownership and passing to the successor lessor and the written assignment of such successor lessor of Landlord’s obligations under this Lease.

17.3 No Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

17.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings

(including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

17.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any person or entity without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely for use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Property, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property, provided that such prospective lenders and/or purchasers are not engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to its partners and to prospective lenders and purchasers of the Property financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

17.12 Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees.

17.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

17.14 Rules And Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises, the Building and the Property; provided, however, that Tenant shall not be required to comply with any new rule or regulation that unreasonably interferes with Tenant’s use of the Premises or materially increases the obligations or decreases the rights of Tenant under this Lease.

17.15 Brokers. Landlord agrees to pay a brokerage commission to Cornish & Carey Commercial in connection with the consummation of this Lease in accordance with a separate agreement. Landlord and Tenant each represents and warrants to the other that no broker other than Cornish & Carey Commercial and CRESA Partners participated in the consummation of this Lease and each of Landlord and Tenant agrees to indemnify, defend and hold the other harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying with any other broker.

17.16 Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form.

17.17 Corporate Authority. Tenant warrants that the person signing this Lease on behalf of Tenant is fully authorized to do so and, by so doing, to bind Tenant.

17.18 Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

17.19 Parking. Tenant shall be entitled to use, at no additional cost to Tenant, fifty- seven (57) parking spaces on a non-reserved and non-exclusive basis beginning on the Commencement Date and an additional twelve (12) parking spaces on a non-reserved non exclusive basis beginning on the Phase II Premises Commencement Date. Landlord shall not over-subscribe parking for the Building or the Property.

17.20 Signage. Tenant may, at Tenant’s cost, install building signage comparable to other tenants of the Property who have leased premises of approximately the same area as the Premises as more particularly described in Exhibit F hereto, provided that the design and placement have been approved by Landlord.

17.21 Approvals. Whenever this Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

“Landlord”		“Tenant”

Hayward Point Eden I Limited Partnership, a Delaware limited partnership		Acologix, Inc., a Delaware corporation

By:	/s/ Randall W Rohner	By:	/s/ Illegible
	Randall W Rohner	Its:	President and CEO
V. P.
By:
Its:

EXHIBITS

EXHIBIT A	Location of Premises

EXHIBIT B	Real Property Description

EXHIBIT C	Construction

EXHIBIT D	Acknowledgement of Lease Commencement

EXHIBIT E	Non-Disturbance and Attornment Agreement

EXHIBIT A

(Page 1 of 2)

EXHIBIT A

(Page 2 of 2)

BUILDING
PORT EDEN WAY
BLDG. 'D'
D
BLDG. 'E'
E
BLDG. 'F'
42,000 S.F.
F
G
BLDG. 'H'
H
PHASE III
J
K
L
M
N
A
B
C
BRITANNIA
POINT EDEN
BUSINESS
PARK
SITE PLAN

EXHIBIT B

REAL PROPERTY DESCRIPTION

Improved real property located in the City of Hayward, County of Alameda, State of California, more particularly described as follows:

Lots 2, 3, 4, 5 and 7, Tract 4019, filed June 28, 1979, Map Book 100, Pages 97, 98 and 99, Alameda County Records.

Subject to easements, restrictions and other matters of record affecting title.

EXHIBIT C

CONSTRUCTION

Landlord, at its sole cost and expense, shall undertake and diligently complete, subject to delays for causes beyond its reasonable control, leasehold improvements in accordance with plans and specifications attached hereto as Exhibit C-1 (the “Tenant Improvements”). Such work shall be performed in a neat and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. To the extent a demising wall separating the Phase I Premises and the Phase II Premises is not shown on the plans and specifications, Landlord will construct such a wall as part of the Tenant Improvements delivered to Tenant on the Commencement Date.

Landlord may modify the plans and specifications for the Tenant Improvements, provided those modifications do not materially affect Tenant’s ability to conduct its primary business within the Premises or result in a decrease in the quality or capacity of any of the improvements or contradict any express specifications. Tenant may request changes in the Tenant Improvement work. If Tenant requests any changes, Landlord will notify Tenant of the reasonably expected cost and any reasonably expected delay associated with such changes and Landlord will not perform any such changes unless Tenant then requests Landlord to perform such changes. Tenant will be solely responsible for paying for any changes requested by Tenant, and Landlord may also require Tenant to advance the expected cost of the changes before performing the work.

EXHIBIT C-1

FINISHES

TENANT IMPROVEMENTS FOR:
CHAMORRO DESIGN GROUP	PROPOSED INTERIOR FINISHES
FILE 20402-03	06/08/04 07/01/04 REV 3

RM #	ROOM	FLOOR	BASE	WALLS	CEILING	MISC
1	RECEPTION	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
2	CONFERENCE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
3	FILES/DOC	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
4	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
5	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
6	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
7	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
8	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
9	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
10	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
11	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
12	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
13	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
14	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
15	ELECTRIC	VCT TILE	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
16	SERVER	VCT TILE	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
17	OPEN OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
18	BOARD ROOM	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
19	FILES	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
20	WOMEN	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	EGGSHELL ENAMEL ON GB	1,4,5
21	MEN	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	EGGSHELL ENAMEL ON GB	1,4,5
22	STORAGE	VCT TILE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	EGGSHELL ENAMEL ON GB
23	JANITOR	VCT TILE	4” VINYL TOPSET	SEMI GLOSS ENAMEL ON GB.	EGGSHELL ENAMEL ON GB	1
24	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
25	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
26	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
27	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
28	CHEMISTRY	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE	2,7
29	BIOLOGY	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE	2,6
30	MICRO	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE
31	DARK ROOM	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH VINYL WRAP TILE	2,7
32	CAGE WASH	TROWELED EPOXY	ROLLED EPOXY	EPOXY PAINT ON GYP. BD.	EPOXY PAINT ON GYP. BD.	2,7

RM #	ROOM	FLOOR	BASE	WALLS	CEILING	MISC

33	SUPPLY	SHEET VINYL	SELF COVE	EPOXY PAINT ON GYP. BD.	T-BAR WITH FISSURED TILE
34	HOLDING	SHEET VINYL	SELF COVE	EPOXY PAINT ON GYP. BD.	T-BAR WITH FISSURED TILE
35	PROCEDURE	SHEET VINYL	SELF COVE	EPOXY PAINT ON GYP. BD.	T-BAR WITH FISSURED TILE	2,6
36	ANTE	SHEET VINYL	SELF COVE	EPOXY PAINT ON GYP. BD.	T-BAR WITH FISSURED TILE
37	TISSUE CULTURE 1	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH VINYL WRAP TILE	2,6
38	RADIOACTIVE	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE	2,6
39	COORIDOR 2	VCT TILE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	T-BAR WITH FISSURED TILE
40	COORIDOR 1	VCT TILE	4”VINYLTOPSET	EGGSHELL ENAMEL ON GB	T-BAR WITH FISSURED TILE
41	EQUIPMENT	VCT TILE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	T-BAR WITH FISSURED TILE
42	GLASS WASH	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE	2,7
43	TISSUE CULTURE 2	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH VINYL WRAP TILE	2,7
44	BREAK ROOM	VCT TILE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	T-BAR WITH FISSURED TILE	3,4
45	SHIP/REC	SEALED CONCETE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	EXPOSED FRAMING
46	HALL	VCT TILE	4” VINYL TOPSET	EGGSHELL ENAMEL ON GB	T-BAR WITH FISSURED TILE
47	SMALL LAB	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH FISSURED TILE	2,6
48	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
49	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
50	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
51	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
52	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
53	OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
54	TISSUE CULTURE 3	SHEET VINYL	SELF COVE	SEMI GLOSS ENAMEL ON GB.	T-BAR WITH VINYL WRAP TILE	2,7
55	CONFERENCE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE
56	OPEN OFFICE	CARPET	4” VINYL TOPSET	FLAT PAINT ON GYP.BD.	T-BAR WITH FISSURED TILE

MISCELLANEOUS

1	MARLITE WAINSCOT ON WET WALLS

2	METAL CASEWORK

3	PLASTIC LAMINATE CASEWORK

4	PLASTIC LAMINATE COUNTER-TOP

5	METAL TOILET PARTITIONS—OVERHEAD BRACED

6	EPOXY COUNTER-TOPS & SINK

7	S.S.SINK

EXHIBIT C-1

SPACE PLAN

OFFICE
FILES/DOC
CONFERENCE
RECEPTION
BOARD RM
OPEN OFFICE
SERVER
FILES
STOR
WOMEN
MEN
ELECT.
CHEMISTRY
JAN
EQUIPMENT
COLD
CORR 1
CORR 2
CORR 3
HOLDING
PROCEDURE
TISSUE CULTURE 1
ANTE
SUPPLY
CAGE WASH
RADIOACTIVE
GLASS WASH
SMALL LAB
TISSUE CULTURE 2
TISSUE CULTURE 3
BIOLOGY
DARK ROOM
MICRO
SHIP/RECEIVING
BREAK ROOM
EXISTING PATIO
REMOVE EXISTING WINDOWS & REPLACE WITH PAIR HOLLOW METAL DOORS
THIS AREA TO BE COMPLETED IN SECOND PHASE

BRITANNIA POINT EDEN

TENANT IMPROVEMENTS FDRC

acologix

3960 POINT EDEN WAY
HAYWARD, CALIFORNIA

FILE NO. 20402.03

EXHIBIT D

ACKNOWLEDGEMENT OF LEASE COMMENCEMENT

This Acknowledgement is executed as of                     , 2004, by Hayward Point Eden I Limited Partnership, a Delaware limited partnership (“Landlord”), and Acologix, Inc., a Delaware corporation (“Tenant”), pursuant to Section 2.5 of the Lease dated July             , 2004 between Landlord and Tenant (the “Lease”) covering premises located at 3988 Trust Way, Hayward, CA 94945 (the “Premises”).

Landlord and Tenant hereby acknowledge and agree as follows:

1. The Commencement Date under the Lease is                     ,             .

2. The termination date under the Lease shall be                     ,             , subject to any applicable provisions of the Lease for extension or early termination thereof.

3. The agreed square footage of the Premises, as built, is                      square feet.

4. Tenant accepts the Premises and acknowledges the satisfactory completion of all improvements therein (if any) required to be made by Landlord, subject only to any applicable “punch list” or similar procedures specifically provided under the Lease.

EXECUTED as of the date first set forth above.

“Landlord”	“Tenant”

Hayward Point Eden I Limited Partnership, a Delaware limited partnership	Acologix, Inc., a Delaware corporation

By:	By:

Its:

By:

EXHIBIT E

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.

720 East Wisconsin Ave. - Rm N16WC

Milwaukee, WI 53202

Attn:

Loan No.         SPACE ABOVE THIS LINE FOR RECORDER’S USE

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT is entered into as of                     , 20    , between                     , whose mailing address is                     , (“Tenant”),                     , whose mailing address is                     , (“Borrower”), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lender”), whose address for notices is 720 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Real Estate Investment Department, Reference Loan No.                     .

RECITALS

A. Tenant is the lessee or successor to the lessee, and Borrower is the lessor or successor to the lessor under a certain lease dated                     , 20     (the “Lease”).

B. Lender has made, or will make, a mortgage loan to be secured by a mortgage, deed to secure a debt or deed of trust from Borrower for the benefit of Lender (as it may be amended, restated or otherwise modified from time to time, the “Lien Instrument”) encumbering the fee title to and/or leasehold interest in the land described in Exhibit A attached hereto and the improvements thereon (collectively, the “Property”), wherein the premises covered by the Lease (the “Demised Premises”) are located.

C. Borrower and Lender have executed, or will execute, an Absolute Assignment of Leases and Rents (the “Absolute Assignment”), pursuant to which (i) the Lease is assigned to Lender and (ii) Lender grants a license back to Borrower permitting Borrower to collect all rents, income and other sums payable under the Lease until the revocation by Lender of such license, at which time all rents, income and other sums payable under the Lease are to be paid to Lender.

D. Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease.

E. Tenant acknowledges that, as its consideration for entering into this Agreement, Tenant will benefit by entering into an agreement with Lender concerning Tenant’s relationship with any purchaser or transferee of the Property (including Lender) in the event of foreclosure of the Lien Instrument or a transfer of the Property by deed in lieu of foreclosure (any such purchaser or transferee and each of their respective successors or assigns is hereinafter referred to as “Successor Landlord”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, Borrower and Lender agree as follows:

1. Tenant and Borrower agree for the benefit of Lender that:

(a)	Tenant shall not pay, and Borrower shall not accept, any rent or additional rent more than one month in advance;

(b)	Except as specifically provided in the Lease, Tenant and Borrower will not enter into any agreement for the cancellation of the Lease or the surrender of the Demised Premises without Lender’s prior written consent;

(c)	Tenant and Borrower will not enter into any agreement amending or modifying the Lease without Lender’s prior written consent, except for amendments or modifications specifically contemplated in the Lease for confirming the lease commencement date, the rent commencement date, the term, the square footage leased, the renewal or extension of the Lease, or the leasing of additional space at the Property;

(d)	Tenant will not terminate the Lease because of a default thereunder by Borrower unless Tenant shall have first given Lender written notice and a reasonable opportunity to cure such default; and

(e)

Tenant, upon receipt of notice from Lender that it has exercised its rights under the Absolute Assignment and revoked the license granted to Borrower to collect all rents, income and other sums payable under the Lease, shall pay to Lender all rent and other payments then or thereafter due under the Lease, and any such payments to Lender shall be credited against the rent or other obligations due under the Lease as if made to Borrower.

(f)	Tenant will not conduct any dry cleaning operations on the Demised Premises using chlorinated solvents nor will Tenant use any chlorinated solvents in the operation of their business on the Demised Premises.

(g)	Tenant shall pay any and all termination fees due and payable under the Lease directly to Lender to be held in an account satisfactory to Lender.

2. The Lease is hereby subordinated in all respects to the Lien Instrument and to all renewals, modifications and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement, but Tenant waives, to the fullest extent it may lawfully do so, the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure proceeding.

3. Borrower, Tenant and Lender agree that, unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in Borrower or Tenant or any third party by purchase, assignment or otherwise.

4. If the interests of Borrower in the Property are acquired by a Successor Landlord:

(a)	If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default under the Lease, the Lease shall not terminate or be terminated and the rights of Tenant thereunder shall continue in full force and effect except as provided in this Agreement;

(b)	Tenant agrees to attorn to Successor Landlord as its lessor; Tenant shall be bound under all of the terms, covenants and conditions of the Lease for the balance of the term thereof, including any renewal options which are exercised in accordance with the terms of the Lease;

(c)	The interests so acquired shall not merge with any other interests of Successor Landlord in the Property if such merger would result in the termination of the Lease;

(d)	If, notwithstanding any other provisions of this Agreement, the acquisition by Successor Landlord of the interests of Borrower in the Property results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Successor Landlord and Tenant on the same terms and conditions as the Lease, except as modified by this Agreement, for the remainder of the term of the Lease with renewal options, if any; and

(e)	Successor Landlord shall be bound to Tenant under all of the terms, covenants and conditions of the Lease, and Tenant shall, from and after Successor Landlord’s acquisition of the interests of Borrower in the real estate, have the same remedies against Successor Landlord for the breach of the Lease that Tenant would have had under the Lease against Borrower if the Successor Landlord had not succeeded to the interests of Borrower; provided, however, that Successor Landlord shall not be:

(i)	Liable for the breach of any representations or warranties set forth in the Lease or for any act, omission or obligation of any landlord (including Borrower) or any other party occurring or accruing prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises, except for any repair and maintenance obligations of a continuing nature as of the date of such acquisition;

(ii)	Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Successor Landlord’s acquisition of the interests of Borrower in the Demised Premises;

(iii)	Liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Successor Landlord;

(iv)	Bound to Tenant subsequent to the date upon which Successor Landlord transfers its interest in the Demised Premises to any third party;

(v)	Liable to Tenant under any indemnification provisions set forth in the Lease; or

(vi)	Liable for any damages in excess of Successor Landlord’s equity in the Property.

The provisions of this paragraph shall be effective and self-operative immediately upon Successor Landlord succeeding to the interests of Borrower without the execution of any other instrument.

5. Tenant represents and warrants that Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant and all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

6. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors in interest. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns, and shall remain in full force and effect notwithstanding any renewal, extension, increase, or refinance of the indebtedness secured by the Lien Instrument, without further confirmation. Upon recorded satisfaction of the Lien Instrument, this Agreement shall become null and void and be of no further effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:	________________________________________

By:

Attest:
Secretary

STATE OF	)
	)	ss.
COUNTY OF	)

On                                                                                  , before me,                                                                  ,                      personally appeared                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

Name (typed or printed)

(Signatures of Borrower and Lender continued on following pages)

(Signatures continued)

BORROWER:	________________________________________

By:

Attest:
Secretary

STATE OF	)
	)	ss.
COUNTY OF	)

On                                                                                  , before me,                                                                  ,                      personally appeared                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

Name (typed or printed)

(Signature of Lender continued on following pages)

(Signatures continued)

LENDER:	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

	By:	Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative

By:
, Managing Director

Attest:
, Assistant Secretary

STATE OF	)
	)	ss.
COUNTY OF	)

On                                                                                  , before me,                                                                  ,                      personally appeared                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

Name (typed or printed)

This instrument was prepared by Frederick W. Bessette, Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
17.10	No Partnership	20

17.11	Financial Information	20

17.12	Costs	21

17.13	Time	21

17.14	Rules And Regulations	21

17.15	Brokers	21

17.16	Memorandum Of Lease	21

17.17	Corporate Authority	21

17.18	Execution and Delivery	21

17.19	Parking	21

17.20	Signage	21

17.21	Approvals	21

-iii-